UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 16, 2009

PNG VENTURES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-29735	88-0350286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5310 Harvest Hill Road
Suite 229
Dallas, Texas  75230
(Address of principal executive offices) (Zip Code)

(214) 666-6250
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statement

This Current Report may contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding future results, levels of activity, events, trends or plans. We have based these forward-looking statements on our current expectations and projections about such future results, levels of activity, events, trends, or plans. These forward looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, events, trends or plans to be materially different than any future results, levels of activity, events, trends or plans expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as guidance, may, will, should, could, would, expect, plan, anticipate, believe, estimate, continue or the negative of such terms or other such expressions. Important factors that could have an effect on our business could cause actual results to differ materially from our expectations. These include, but are not limited to: (i) our ability to enter into definitive agreements regarding the restructuring of our outstanding indebtedness in accordance with the agreement in principle described below; (ii) our ability to settle amounts owed to third party note holders, litigants and creditors on acceptable terms and conditions; (iii) our ability to sustain our operations as a going concern for more than the immediate term given our limited capital resources, non-compliance with the terms of outstanding indebtedness and current operating deficits; and (iv) those risk factors and other matters disclosed in our annual report on Form 10-K for the year ended December 31, 2008, our other filings with the Securities and Exchange Commission, as well as our other public documents and press releases which can be found on our web site (www.altlng.com). Readers are cautioned not to place undue reliance on our forward looking statements, as they speak only as of the date made. Such statements are not guarantees of future performance or events and we undertake no obligation to disclose any revision to these forward looking statements to reflect events or circumstances occurring after the date hereof.

Item 8.01                      Other Events

Update on Restructuring Efforts

On July 16, 2009, we entered into a non-binding agreement in principle with Fourth Third, LLC (“Medley”) and Castlerigg PNG Investments, LLC (“Castlerigg”), regarding a proposed restructuring of the Company’s outstanding $36.25 million senior secured note issued to Medley and the Company’s outstanding $3.188 million subordinated convertible note issued to Castlerigg. The principal components of the proposed restructuring are as follows:

●
The existing Medley $36.25 million senior secured credit facility would be restructured and exchanged for: (i) a new $14.5 million senior secured term loan, featuring a maturity date of four years,  an interest deferral for the first year, and  such other terms as are agreed to among the parties, and (ii) $21.75 million of newly-issued shares of preferred stock, featuring a conversion rate of approximately $0.85 per share, and such other terms as are agreed to among the parties (the “Preferred Shares”).

●	The existing Castlerigg $3.188 million subordinated convertible note would be exchanged for $3.188 million of newly-issued Preferred Shares.

●	Castlerigg would also purchase: (i) $5.5 million of the new senior secured term loan from Medley; and (ii) $2.0 million of newly-issued Preferred Shares.

●	The Preferred Shares would automatically convert into common shares upon completion by the
Company of an equity offering to a third party of at least $4 million in gross proceeds.

The restructuring, if completed, would result in a reduction of our outstanding indebtedness from approximately $39.4 million to approximately $14.5 million, with a corresponding increase in equity resulting from the issuance of  approximately $27 million of Preferred Shares.

The proposed restructuring remains subject to several material contingencies, including, among others:

●	Retirement or conversion of the outstanding convertible promissory note issued to Black Forest International, LLC (principal balance remaining of approximately $63,000);

●	Reaching satisfactory arrangements for the continuation or restructuring of our existing working capital revolving line of credit with Greenfield Commercial Credit, LLC;

●	Reaching satisfactory settlement arrangements in our current litigation, including all outstanding disputes with Ken Kelley and certain parties affiliated therewith; and

●	Reaching satisfactory settlement arrangements in connection with certain customer disputes and for the restructuring of certain outstanding notes and trade payables.

The proposed restructuring arrangements are non-binding and, in addition to the contingencies outlined above, are subject to the execution of definitive agreements among the parties. Accordingly, we cannot be certain that we will be able to complete these transactions as contemplated, if at all.

We continue to face significant liquidity issues as a direct result of the indebtedness we assumed in connection with our June 2008 Share Exchange. We have not remained in compliance with certain material covenants of the Medley senior secured credit facility, and starting in May 2009, we have suspended interest payments thereunder. Also, as a result of cross-default provisions contained therein, we are at material risk of default under the Castlerigg subordinated convertible note.

Failure within the short-term to achieve a suitable restructuring of our outstanding indebtedness, or to otherwise secure relief and/or waivers from the holders of our indebtedness, will expose us to a material risk of default under our outstanding indebtedness. This could have a material adverse effect upon our ability to sustain operations as a going concern, as our debt holders could accelerate the maturity of their instruments and seek to foreclose on the assets of the Company. If within the short-term, we cannot secure relief from, or otherwise restructure our outstanding indebtedness, we would be compelled to consider our available strategic alternatives, including seeking relief under Chapter 11 or Chapter 7 of the Bankruptcy Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PNG VENTURES, INC.

Date: July 16, 2009	By:	/s/ Cem Hacioglu
Cem Hacioglu, Chief Executive Officer